SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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TRONOX INCORPORATED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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April 3, 2006

Dear Stockholders:

          On behalf of the Board of Directors, it is my pleasure to invite you to the 2006 Annual Meeting of Stockholders of Tronox Incorporated, which will be held at 9:00 a.m. Central Daylight Time, Thursday, May 11, 2006, in the Robert S. Kerr Auditorium, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, 73102.

          Attached is the Notice of Meeting and Proxy Statement, which describes in detail the matters on which you are being asked to vote.  Also enclosed is Tronox’s 2005 Annual Report.

          Your vote is important no matter how many shares you own.  Regardless of whether you plan to attend the meeting, I encourage you to promptly vote by Internet or complete and return the enclosed proxy card to ensure that your shares will be represented at the meeting.

Sincerely,

Thomas W. Adams
Chairman and Chief Executive Officer

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102  •  P.O. Box 268859, Oklahoma City, OK 73126-8859

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

April 3, 2006

To Our Stockholders:

          Notice is hereby given that the 2006 Annual Meeting of Stockholders of Tronox Incorporated (the “Company”) will be held at 9:00 a.m. Central Daylight Time, Thursday, May 11, 2006, in the Robert S. Kerr Auditorium, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, 73102.

          At the meeting, our stockholders will be asked to:

1.	Elect a Class I director to our Board of Directors for a term of three years, expiring at the 2009 Annual Meeting of stockholders
2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors
3.	Transact such other business as may properly come before the Annual Meeting or any adjournments thereof

          These matters are described in detail in the attached Proxy Statement.  The Board unanimously recommends a vote “FOR” each of Items 1 and 2.

          Holders of our Class A common stock and Class B common stock at the close of business on March 13, 2006, are entitled to receive notice of and to vote at the meeting.

          It is important that your shares be represented at the meeting.  Regardless of whether you plan to attend the meeting, please vote your shares as soon as possible.

By Order of the Board of Directors,

Roger G. Addison
Vice President,
General Counsel and Secretary

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102  •  P.O. Box 268859, Oklahoma City, OK 73126-8859

TRONOX INCORPORATED
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

PROXY STATEMENT
FOR
2006 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING THE ANNUAL MEETING

General

          This Proxy Statement is being delivered to the holders of the Company’s Class A common stock and Class B common stock in connection with the solicitation by its Board of Directors of proxies to be voted at the 2006 Annual Meeting of Stockholders at 9:00 a.m. Central Daylight Time, Thursday, May 11, 2006, in the Robert S. Kerr Auditorium, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, 73102.  This Proxy Statement and the accompanying form of proxy, Notice of Annual Meeting and Annual Report on Form 10-K are first being mailed to stockholders on or about April 10, 2006.

Background / Distribution by Kerr-McGee

          This Annual Meeting of Stockholders is the first Annual Meeting being held after our initial public offering of our Class A common stock in November 2005.  Prior to our initial public offering, we were an indirect wholly owned subsidiary of Kerr-McGee Corporation (“Kerr-McGee”).  After our initial public offering and as of the record date for the 2006 Annual Meeting, Kerr-McGee owned all of our Class B common stock, thereby holding a majority of the combined voting power of our common stock and making us a “controlled company” under the New York Stock Exchange (“NYSE”) rules.  Kerr-McGee has announced that effective March 30, 2006, Kerr-McGee stockholders received 0.20164 shares of our Class B common stock for each outstanding share of Kerr-McGee common stock they held of record as of the close of business on March 20, 2006 (the “Distribution”).  We therefore believe that as of March 30, 2006, we ceased to be a controlled company, as further discussed on Page 6 under the caption “NYSE Corporate Governance Exemptions.”

Matters to be Voted Upon at the Annual Meeting

          Three items of business are scheduled for the 2006 Annual Meeting, as follows:

1.	Elect a Class I director to our Board of Directors for a term of three years, expiring at the 2009 Annual Meeting of stockholders
2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors
3.	Transact such other business as may properly come before the Annual Meeting or any adjournments thereof

          These items are discussed below.  The Board unanimously recommends a vote “FOR” each of Items 1 and 2.

Record Date / Shares Entitled to Vote

          The Board has set the close of business on Monday, March 13, 2006, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting.  Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to six votes at the Annual Meeting.  As of the record date, there were 17,801,790 shares of our Class A common stock and 22,889,431 shares of our Class B common stock outstanding.  The number of shares outstanding does not include treasury stock, which will not be voted.

Quorum

          The presence, either in person or by proxy, of a majority of the voting power of our Class A common stock and Class B common stock voting together as a single class constitutes a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

Broker Non-Votes

          A “broker non-vote” occurs when a broker who holds shares in “street name” for customers does not receive voting instructions from the customer and does not otherwise have the power to vote on a matter without such instructions.  Brokers are precluded from exercising voter discretion with respect to the approval of non-routine matters.  However, the election of directors and the ratification of the appointment of independent auditors are each considered routine matters, and therefore, brokers will have discretionary authority to vote shares of our Class A common stock held in street name if beneficial owners fail to give voting instructions.

Vote Required

          The election of directors requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.  Abstentions and broker non-votes are not counted as votes cast at the Annual Meeting.  Accordingly, the nominee receiving the highest number of “FOR” votes will be elected.

          In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders.  With respect to such matters, broker non-votes are not considered to be shares present in person or represented by proxy, but abstentions are considered to be shares present in person or represented by proxy, and, therefore, abstentions will have the effect of votes against the proposal.

          As of the record date, Kerr-McGee beneficially owned all of our Class B common stock, representing approximately 89% of the voting power of our Class A common stock and Class B common stock voting together as a single class.  The Company believes that Kerr-McGee currently intends to vote its shares in favor of the election of the nominee for Class I director and in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors.

Voting of Proxies

          Shares represented by a properly executed proxy (in paper form or by Internet) that is received on or before the time of the Annual Meeting, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy.  Thomas W. Adams and Roger G. Addison have been designated by the Board as the directors’ proxies to represent you and vote your shares at the Annual Meeting.  All shares represented by a properly executed proxy on which no choice is specified will be voted (1) FOR the election of the nominee for director named in this proxy statement, (2) FOR the ratification of Ernst & Young LLP as the Company’s independent auditors, and (3) in accordance with the proxy holders’ best judgment as to any other business that may properly come before the Annual Meeting

          Stockholders may appoint proxies to vote their shares in one of two ways:

1.	Via Internet, pursuant to the instructions on the enclosed proxy card
2.	Signing, dating and mailing the enclosed proxy card in the envelope provided

          Any stockholder who attends the Annual Meeting and elects to vote in person may at the meeting revoke a previously designated proxy.  Otherwise, revocation of a proxy will be effective only if a stockholder advises the corporate secretary of the revocation in writing, including a later-dated proxy, that is received by the corporate secretary on or before May 10, 2006.

Solicitation of Proxies

          The Company will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials.  In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions.  The Company will reimburse those firms for their expenses in accordance with the rules of the Securities and Exchange Commission (“SEC”) and the NYSE.  Proxies may be solicited, without additional compensation, by directors, officers and employees of the Company by mail, personal interview, telephone, Internet, facsimile, advertisements in periodicals and postings on the Company’s website.

Item No. 1

ELECTION OF DIRECTORS

          Our Certificate of Incorporation provides that the number of directors will be not less than three, with the exact number to be fixed by the Board of Directors.  The current number of directors on the Board is four.  Our Certificate of Incorporation and our Bylaws divide the Board into three classes, with the term of each class expiring in consecutive years.

          On the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated Mr. Jerome Adams for election as Class I director for a term of three years, expiring at the 2009 Annual Meeting of stockholders, and until his successor is elected and qualified or until his earlier resignation or removal.  The Board believes this incumbent director standing for re-election is well qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole.  Biographical and other information about the nominee is set forth in this Proxy Statement beginning on Page 5 under “Director Information.”

          The Board’s nominee has consented to serve, and the Company has no reason to believe the nominee will be unavailable.

          Should the Board’s nominee become unavailable for any reason, the Board may (i) name a substitute nominee, in which case the proxies will have discretion to vote for or against such substitute nominee without regard to proxy instructions received with respect to the unavailable nominee, or (ii) reduce the number of directors constituting the full Board and thereby remove the election of a Class I director from the agenda of the Annual Meeting.

          THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF THE NOMINEE.

DIRECTOR INFORMATION

          The names of the Company’s directors as of April 3, 2006, and their respective ages and positions are as follows:

Name	Age	Position

Thomas W. Adams	45	Chairman of the Board, Chief Executive Officer and Class II Director
Jerome Adams	60	Class I Director
Peter D. Kinnear	59	Class II Director
Bradley C. Richardson	46	Class III Director

          Information about each director’s ownership of Company common stock is contained on Page 29 under the caption “Ownership of Stock of the Company – Directors and Management.”  Information about director compensation is contained on Page 11 under the caption “Corporate Governance – Compensation.”

          Set forth below is a description of the backgrounds of the directors and nominee for director.

          Thomas W. Adams has been our chief executive officer and a director of the Company since May 31, 2005.  He has been chairman of the Board since March 30, 2006.  Mr. Adams has served as president of our indirect wholly owned subsidiary Tronox LLC since September 2004; vice president and general manager of the pigment division from May to September 2004; vice president of strategic planning and business development of Kerr-McGee Shared Services Company LLC from 2003 to 2004; vice president of acquisitions from March 2003 to September 2003; and vice president of information management and technology from 2002 to 2003.  Mr. Adams joined Sun Oil Co., predecessor of Oryx Energy Company, in 1982.  Oryx and Kerr-McGee Corporation merged in 1999.

          Jerome Adams has been a director of the Company since February 2, 2006.  He joined the Board following his retirement from his position as senior vice president of administration for BMC Software, Inc. in 2006.  Prior to joining BMC in 2002, Mr. Adams served as general manager of corporate resources and services for Shell Oil Co. from 1999 to 2002, and general manager of learning and transformation services and director of Shell Management Development Center from 1995 to 1999.  Mr. Adams is a nominee for director at the Annual Meeting.

          Peter D. Kinnear has been a director of the Company since November 3, 2005.  He is president and chief operating officer of FMC Technologies, Inc., a position he has held since February 2006.  Mr. Kinnear joined FMC in 1971 and held several management positions prior to becoming vice president of FMC Corp. in 2000 and vice president of FMC Technologies, Inc. in 2001.  He serves on the boards of directors of the Petroleum Equipment Suppliers Association, National Ocean Industries Association, Ocean Energy Center and Spindletop.

          Bradley C. Richardson has been a director of the Company since September 9, 2005.  He is executive vice president finance and chief financial officer of Modine Manufacturing Co.  Before joining Modine in 2003, Mr. Richardson spent more than 20 years in a variety of financial and operational positions at BP Amoco (now BP).  Prior to his departure from BP, he served as chief financial officer and vice president of performance management and control for BP’s worldwide exploration and production division.  Mr. Richardson also serves on the board of directors of Proliance International.

          There are no family relationships among any of the Company’s executive officers, directors or nominee for director.

CORPORATE GOVERNANCE

Operations and Meetings

          Directors are expected to attend all or substantially all annual stockholder meetings, Board meetings and meetings of the committees of the Board on which they serve.   During 2005, the Board held four meetings, with each of the then elected directors attending 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which each such director served.

          The Board’s operation and responsibilities are governed by the Company’s Certificate of Incorporation, ByLaws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for the Chief Executive Officer & Principal Financial Officers, charters for the Board’s standing committees (“Governance Documents”) and the laws of the State of Delaware.  The Governance Documents are available on the “Corporate Governance” page of the “Investor Relations” section of our website at www.tronox.com.  Additionally, you can request copies of any of these documents by writing to our secretary at the following address:

Tronox Incorporated
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102
Attn: Corporate Secretary

          Directors discharge their responsibilities not only by attending Board and committee meetings but also through communication with the chairman and chief executive officer and other members of management about matters of interest and concern to the Company.

          Additionally, the non-management directors of the Board hold regularly scheduled executive sessions.  In 2005, the non-management directors held two such executive sessions, with no single non-management director serving as chairman of such sessions.

NYSE Corporate Governance Exemptions

          A company of which more than 50% of the voting power is held by a single entity is considered a “controlled company” under the NYSE listing standards.  A controlled company need not comply with the NYSE corporate governance rules requiring its board of directors to have a majority of independent directors and requiring its compensation and nominating and corporate governance committees to be comprised solely of independent directors.  As noted above, after our initial public offering and as of the record date for the 2006 Annual Meeting, Kerr-McGee owned all of our Class B common stock, thereby holding a majority of the combined voting power of our common stock.  Kerr-McGee has announced that effective March 30, 2006, Kerr-McGee stockholders received 0.20164 shares of our Class B common stock for each outstanding share of Kerr-McGee common stock they held of record as of the close of business on March 20, 2006.  We therefore believe that as of March 30, 2006, we ceased to be a controlled company for purposes of the NYSE listing standards.

          According to the NYSE listing standards, if a controlled company ceases to be controlled, it is required to have (1) at least one independent director on its nominating committee and at least one independent director on its compensation committee as of the date it ceases to be controlled, (2) a majority of independent directors on the nominating committee and the compensation committee within 90 days after it ceases to be controlled, and (3) a fully independent nominating committee and compensation committee, as well as a majority independent board, within one year after it ceases to be controlled.

In addition, such a company is required to have adopted the committee charters required by the NYSE listing standards as of the date it ceases to be controlled.  The Company has met all of the NYSE phase-in rules identified above as of the date it ceased to be a controlled company.  The Company intends to take action as necessary to continue to comply with the NYSE phase-in rules within the stated time periods.

          Additionally, the NYSE rules incorporate Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to newly-public companies.  For 90 days following our initial public offering, only one member of our audit committee had to be independent, and for one year following our initial public offering, we are able to exempt a minority of the members of our audit committee from the independence requirement.  Since the initial public offering, the Company has taken advantage of these exemptions from the audit committee independence requirements with respect to Messrs. J. Michael Rauh and Robert M. Wohleber, who no longer serve on the audit committee or the Board, having resigned effective March 30, 2006.  Both are officers and employees of Kerr-McGee and their resignation was in connection with the Distribution and not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Director Independence

          In determining independence under Sections 303A.02(a) and (b) of the NYSE corporate governance standards, the Board affirmatively determines, among other items, whether the directors have no “material relationship” with the Company or any of its subsidiaries pursuant to Section 303A.02(a) of the NYSE corporate governance standards.  When assessing the “materiality” of a director’s relationship with the Company, if any, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.  Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable or familial, long-standing personal or social relationships.  The Board has adopted categorical standards to assist it in determining whether a director has a material relationship with the Company and, accordingly, whether a director is independent.   The standards can be found on the “Corporate Governance” page of the “Investor Relations” section of our website at www.tronox.com.

          Applying these independence standards set forth in Sections 303A.02(a) and (b) of the NYSE corporate governance standards, the Board has determined that Messrs. Jerome Adams, Kinnear and Richardson are all independent directors and are otherwise free of any relationship that may likely interfere with the exercise of independent judgment.  After due consideration, the Board has determined that none of these non-management directors have a material relationship with the Company or any of its subsidiaries (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Company or any of its subsidiaries) and they all meet the criteria for independence under the NYSE corporate governance standards.

          Currently the Board is composed of a majority of directors who satisfy the criteria for independence under Sections 303A.02(a) and (b) of the NYSE corporate governance standards. Additionally, each of our standing committees is currently comprised entirely of independent directors.

Board Committees

          Standing committees of the Board include the Audit Committee, the Executive Compensation Committee and the Corporate Governance and Nominating Committee.

          The Board has appointed the following members to serve on these committees:

•	Audit: comprised of Messrs. Jerome Adams, Kinnear and Richardson. Mr. Richardson serves as chairman of the Audit Committee.
•	Executive Compensation: comprised of Messrs. Jerome Adams, Kinnear and Richardson. Mr. Jerome Adams serves as chairman of the Executive Compensation Committee.
•	Corporate Governance and Nominating: comprised of Messrs. Jerome Adams, Kinnear and Richardson. Mr. Kinnear serves as chairman of the Corporate Governance and Nominating Committee.

Audit Committee

          The Audit Committee of the Board acts on behalf of the Board with respect to the engagement of the Company’s independent auditors and with respect to the authorization of all audit and other services provided to the Company by its internal and independent auditors.  In addition, the committee assists the Board with the oversight of the Company’s financial statements, financial reporting process, systems of internal accounting and financial controls, disclosure controls and procedures, and compliance with legal and regulatory requirements.  The committee also evaluates enterprise risk issues and the performance of internal and independent auditors, among other things.

          The Board has determined that each of Messrs. Jerome Adams, Kinnear and Richardson satisfy the independence and other requirements for audit committee membership of Sections 303A.02, 303A.06 and 303A.07 of the NYSE corporate governance standards and Rule 10A-3 of the Exchange Act.  For 90 days following our initial public offering, only one member of our Audit Committee had to be independent, and for one year following our initial public offering, NYSE rules permit us to exempt a minority of the members of our Audit Committee from the independence requirement.  Since the initial public offering, the Company has taken advantage of these exemptions from the independence requirements with respect to Messrs. Rauh and Wohleber, who, as noted above, no longer serve on the Audit Committee or the Board.

          The Board has made the determination that Mr. Richardson is an “audit committee financial expert” as set forth in Item 401(h) of Regulation S-K.  The Board determined that Mr. Richardson acquired such attributes through his experience in preparing, auditing, analyzing or evaluating financial statements containing accounting issues as generally complex as the Company’s financial statements, or actively supervising one or more persons engaged in such activities, and his experience of overseeing or assessing the performance of companies and public accountants with respect to the preparation, auditing or evaluation of financial statements.  The Board also determined that Mr. Richardson is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.  The Board further determined that each of Messrs. Jerome Adams and Kinnear are “financially literate” and able to read and understand the Company’s financial statements.

          The Audit Committee was established by the Board as of the effective date of the Company’s initial public offering and met once in 2005 with all of the then-appointed members in attendance.  The Report of the Audit Committee begins on Page 16.  The charter of the Audit Committee, which has been approved by the Board, is included in this Proxy Statement as Exhibit A.

Executive Compensation Committee

          The Executive Compensation Committee of the Board evaluates and determines the salary and benefits of the chief executive officer and reviews the salaries and benefits determined by the chief executive officer for all other officers of the Company, recommending to the full Board such changes as it may deem appropriate.  In addition, the Executive Compensation Committee determines the incentive compensation awards for all officers and administers the Long Term Incentive Plan.  While Messrs. Rauh and Wohleber were on the committee, a subcommittee of the Executive Compensation Committee made determinations regarding cash bonuses for the Company’s officers after an initial review by the full committee.  As noted above, Messrs. Rauh and Wohleber resigned from the committee and the Board effective March 30, 2006.  The subcommittee consisted of Messrs. Jerome Adams, Kinnear and Richardson, all of the current members of the committee.

          The Board has determined that Messrs. Jerome Adams, Kinnear and Richardson satisfy the independence requirements of Rule 303A.02 of the NYSE corporate governance standards.  Additionally, Messrs. Jerome Adams, Kinnear and Richardson each qualify as (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act of 1934, and (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.  The committee, including its subcommittee, met two times in 2005 with all of the then-elected members in attendance.  The report of the Executive Compensation Committee begins on Page 18.

Corporate Governance and Nominating Committee

          The Corporate Governance and Nominating Committee of the Board recommends to the Board nominees for election to the Board based on the Criteria for Nomination as a Director that have been approved by the Board, which can be found on the “Corporate Governance” page of the “Investor Relations” section of our website at www.tronox.com.  The Board reviews the following general criteria with respect to any potential nominee:

•

The backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities and assist the Board in fulfilling its responsibilities.

•	Because a mix of viewpoints and ideas enhances the Board’s ability to function effectively, the diversity of the Board should be considered when considering potential nominees.
•	Nominations should be in accordance with the procedures prescribed by the Bylaws, and nominees should meet the qualifications set forth in the Bylaws.
•	The renomination of existing directors should be based on continuing qualification under the criteria established by the Board of Directors.

          The Board also reviews the following specific criteria with respect to any potential nominee:

•	A nominee should have a reputation for integrity, honesty, fairness, responsibility, good judgment and high ethical standards.
•	A nominee should be or have been in a generally recognized position of leadership in the nominee’s field of endeavor.
•

A nominee should have demonstrated the business acumen, experience and ability to use sound judgment and to contribute to the effective oversight of the business and financial affairs of a large, multifaceted, global organization.

•

A nominee should be committed to understanding the Company and its industry and to spending the time necessary to function effectively as a director, including regularly attending and participating in meetings of the Board and its committees.

•

A nominee should neither have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

•	A nominee should be able to work well with other directors and executives with a view to a long-term relationship with the Company as a director.
•	A nominee should have independent opinions and be willing to state them in a constructive manner.
•	A nominee should be willing to comply with the share ownership guidelines adopted by the Board.

          In making its recommendations to the Board, the committee will consider and review the background and qualifications of candidates recommended to it by current Board members as well as candidates recommended by stockholders.  Because the Company will consider qualified director candidates from many sources, the Board has not adopted a formal policy on stockholders submitting director recommendations.  All candidates, whether recommended by current Board members or by stockholders, are evaluated using the same Criteria for Nomination as a Director.  Such criteria are general in nature and may be modified by the Board or the committee from time to time as the Board or the committee deems appropriate.

          Once a person has been identified by the committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further; request additional information from the candidate and/or the recommending stockholder; contact references or other persons to assess the candidate; and conduct one or more interviews of the candidate.  When a qualified incumbent director is willing to stand for reelection, the committee may, in its discretion, give precedence to the director when recommending nominees to the Board.

          The committee also makes recommendations to the Board regarding corporate governance and oversees the evaluation of the Board, including the evaluation of individual directors, and management.  The Corporate Governance and Nominating Committee met two times in 2005 with all of the then-elected members in attendance.

Stockholder Nominations

          Nominations should be made in writing and be addressed to the Chair of the Corporate Governance and Nominating Committee and sent c/o the Corporate Secretary, Tronox Incorporated, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, 73102.

          A stockholder recommendation should set forth (i) the name and address of and number of shares of Company stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Exchange Act, (iii) the written consent of the recommended candidate to be named in the proxy statement as a nominee and to serve as a director if elected and (iv) any other information the recommending stockholder believes would be useful in informing the committee’s decision making.

          The committee begins considering candidates in the fall of the year before the Annual Meeting at which directors are to be elected.  Accordingly, any stockholder recommendation should be submitted in sufficient time to enable the committee to evaluate the recommendation on its regular fall timetable.  Our Bylaws require that any such stockholder nomination must be mailed to the secretary in writing not less than 70 days, nor more than 90 days, prior to the first anniversary of the preceding year’s Annual Meeting (or, if such meeting is advanced more than 20 days or delayed more than 70 days, notice must be delivered no earlier than 90 days prior to and no later than 70 days prior to the date of the meeting).  See Page 32 under the caption “Stockholder Proposals for the 2007 Annual Meeting.”

Compensation

          Directors who are not employees of the Company are paid an annual retainer fee of $50,000 and a fee of $1,500 for each meeting attended, including meetings of the Board and Board committees and subcommittees, meetings held by committee chairs and meetings held by other Board members at the request of or on behalf of the Board or a committee.  In addition, each committee chair is paid an annual fee of $7,500.  Under the 2005 Tronox Incorporated Long Term Incentive Plan approved by the Board, non-employee directors receive annual grants of restricted stock valued at approximately $50,000.  Directors are reimbursed for travel expenses and lodging and other out-of-pocket expenses they incur in connection with their service on the Board.  Directors periodically receive mementos in connection with meetings of the Board.  Taxes payable on such items are paid by the Company and totaled less than $500 per person in 2005.

Communicating with the Board of Directors

          The Board of Directors has established methods for stockholders to communicate with the Board.  Stockholders wishing to communicate with one or more directors or the Board as a whole may do so in writing addressed to the director(s) or the Board and sent to the Corporate Secretary, Tronox Incorporated, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, 73102.  Stockholders also may communicate with directors by e-mail addressed to roger.addison@tronox.com.

          In addition, stockholders can communicate with directors by calling Tronox’s anonymous and confidential Hotline at 800-867-5118 in the U.S. and Canada and from other locations internationally by dialing the applicable country code and 405-270-2559 (calls from certain international locations can be made toll free by using other telephone numbers found on the Company’s website).  The corporate secretary reports to the Audit Committee any calls made to the Tronox Hotline regarding accounting, internal accounting controls or auditing matters and informs non-management directors of reports made to the Tronox Hotline that are intended for non-management directors.  Information about the Tronox Hotline can be found on the “Contact Board of Directors” tab on the “Corporate Governance” page of the “Investor Relations” section of our website at www.tronox.com.

          At the Board’s direction, the Company’s corporate secretary receives all stockholder communications and forwards directly to the intended recipient all stockholder communications that are related to corporate governance, accounting, auditing, legal compliance, human rights or social responsibility and all other communications relevant to a director’s service on the Board.  At the Board’s direction, the corporate secretary generally does not forward “spam” communications related to solicitations for products or services, items of a personal nature not relevant to stockholders as a whole or other matters that are of a type that render them irrelevant to the functioning of the Board.

          The chair of the Corporate Governance and Nominating Committee periodically reviews all stockholder communications, including those not automatically forwarded to the non-management directors, and all directors are able to review and obtain copies of all stockholder communications.  In addition, the corporate secretary consults with the Board as appropriate with regard to stockholder communications.

Code of Business Conduct and Ethics

          The Board has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, officers and directors.  The purpose and role of this code is to focus our employees, officers and directors on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and help enhance and formalize our culture of integrity, honesty and accountability.  The Board also supplemented the Code of Business Conduct and Ethics with a Code of Ethics for the Chief Executive Officer & Principal Financial Officers.  Each of these codes of conduct can be found on the “Corporate Governance” page of the “Investor Relations” section of our website at www.tronox.com.  We also will post any amendments to the codes of ethics, and any waivers required to be disclosed by the rules of either the SEC or the NYSE, on our website.

Corporate Governance Guidelines

          The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities to the Company and its stockholders.  The guidelines address, among other items, director responsibilities, Board committees and other operative guidelines for the Board and can be found on the “Corporate Governance” page of the “Investor Relations” section of our website at www.tronox.com.

Compensation Committee Interlocks and Insider Participation

          During the fiscal year that ended December 31, 2005, the members of the Executive Compensation Committee were Messrs. Kinnear, Rauh, Richardson and Wohleber.  Mr. Jerome Adams joined the committee in February 2006, and Messrs. Rauh and Wohleber resigned from the committee in March 2006.

          During the fiscal year that ended December 31, 2005, Messrs. Rauh and Wohleber held positions as officers and/or directors of various subsidiaries of the Company as set out on the following table:

Mr. Rauh:

Cimarron Corporation	Vice president and controller
Kerr-McGee Pigments (Europe) Limited	Director
Southwestern Refining Company, Inc.	Vice president and controller
Transworld Drilling Company	Vice president and controller
Triangle Refineries, Inc.	Vice president and controller
Triple S, Inc.	Vice president and controller
Triple S Environmental Management Corporation	Director, vice president and controller
Triple S Mineral Resources Corporation	Vice president and controller
Triple S Refining Corporation	Vice president and controller
Tronox (Luxembourg) Holding S.ar.l	Manager
Tronox B.V.	Director
Tronox Finance (Curacao) N.V.	Managing director
Tronox Finance B.V.	Director
Tronox Finance Corp.	Director
Tronox GmbH	Director
Tronox Holdings, Inc.	Vice president and director
Tronox LLC	Vice president and manager
Tronox Luxembourg S.ar.l	Manager
Tronox Pigments (Holland) B.V.	Director
Tronox Pigments (Netherlands) B.V.	Director
Tronox Pigments (Savannah) Inc.	Vice president and director
Tronox Pigments (Singapore) Pte. Ltd.	Director
Tronox Pigments GmbH	Managing director
Tronox Pigments Ltd.	Director, vice president and controller
Tronox Western Australia Pty Ltd	Director
Tronox Worldwide LLC	Vice president and manager

Mr. Wohleber:

Cimarron Corporation	Senior vice president and CFO
Transworld Drilling Company	Director, senior vice president and CFO
Triangle Refineries, Inc.	Director, senior vice president and CFO
Triple S Minerals Resources Corporation	Senior vice president and CFO
Triple S Refining Corporation	Director, senior vice president and CFO
Triple S, Inc.	Senior vice president and CFO
Tronox (Luxembourg) Holding S.ar.l	Manager
Tronox Finance (Curacao) N.V.	Managing director
Tronox Finance Corp.	Director
Tronox Holdings, Inc.	Director, senior vice president and CFO
Tronox LLC	Senior vice president, CFO and treasurer
Tronox Luxembourg S.ar.l	Manager
Tronox Pigments (Savannah) Inc.	Director, senior vice president and CFO
Tronox Pigments Ltd.	Senior vice president and CFO
Tronox Worldwide LLC	Senior vice president and CFO

          During the fiscal year ended December 31, 2005, none of our executive officers served on the board of directors or on the compensation committee of the board of directors, of any entities whose executive officers serve on our Board or on the Executive Compensation Committee.

Item No. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

          The Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, as the Company’s independent auditors for 2006, with ratification sought from the stockholders.

          Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

          At the Annual Meeting, the stockholders will vote on the ratification of the appointment of Ernst & Young LLP as independent auditors for 2006.

          THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

          If the appointment of Ernst & Young LLP for 2006 is not ratified by the stockholders, the Board will reconsider the matter.  If Ernst & Young LLP ceases to act as the Company’s independent auditors, or if the Board removes Ernst & Young LLP as the Company’s independent auditors, the Audit Committee will appoint another independent public accounting firm.

FEES PAID TO THE INDEPENDENT AUDITORS

          The Audit Committee pre-approves the audit and non-audit services to be rendered to the Company, as well as the fees associated with such services.  Generally, management will submit to the Audit Committee a detailed list of services that it recommends the Audit Committee engage the independent auditors to provide for the fiscal year.  The Audit Committee will pre-approve certain audit and non-audit services and establish a dollar limit on the amount of fees the Company will pay for each category of services.  The Audit Committee will be informed from time to time of the non-audit services actually provided pursuant to the pre-approval process.  During the year, the Audit Committee will periodically review the types of services and dollar amounts approved and adjust such amounts as it deems appropriate.  Unless a service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee.  The Audit Committee will also periodically review all non-audit services to ensure such services do not impair the independence of the Company’s independent auditors.

          The Company’s Audit Committee, or its Board of Directors prior to the formation of the Audit Committee, approved the audit fees of Ernst & Young LLP for the 2005 fiscal year.  Fees billed by Ernst & Young LLP to Kerr-McGee that were allocated to the Company for periods prior to the 2005 audit fee, fees related to the Company’s potential purchase and sale transaction and tax fees were approved by the Kerr-McGee Audit Committee prior to our initial public offering.  See “Report of Audit Committee” on Page 16 for a discussion of auditor independence.

Audit Fees

          The aggregate fees billed by Ernst & Young LLP for the audit of the Company’s annual financial statements, the review of the Company’s quarterly financial statements for fiscal year 2005 and 2004, procedures associated with the Company’s registration statement and debt offering memorandum (including the audit of the company’s financial statements for the three years ended December 31, 2004) and services that are normally provided in connection with statutory and regulatory filings or engagements were $3.7 million.  These fees included fees paid through allocations and charges from Kerr-McGee procedures associated with the Company’s components of Kerr-McGee’s consolidated financial statements and Sarbanes-Oxley Section 404 audits.

Audit-Related Fees

          The aggregate fees billed by Ernst & Young LLP for assurance and other services related to the review of the Company’s financial statements for the potential purchase and sale transaction and not reported above under “Audit Fees,” for fiscal year 2005 were $0.4 million.

Tax Fees

          The aggregate fees billed by Ernst & Young LLP for income tax consultation, including tax compliance, tax advice and tax planning for fiscal year 2005, were $0.3 million.  These fees primarily related to fees for expatriate tax return preparation and other compliance and tax consulting related to domestic and international tax planning all of which represented allocations and charges from Kerr-McGee.

All Other Fees

          Ernst & Young LLP did not bill the Company for any other services during fiscal year 2005.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee consists of three directors who satisfy the independence and other requirements for audit committee membership of Sections 303A.02, 303A.06 and 303A.07 of the NYSE corporate governance standards and Rule 10A-3 of the Exchange Act.  Mr. Richardson meets the definition of an “audit committee financial expert” as set forth in Item 401(h) of Regulation S-K.  Mr. Richardson also is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.  Messrs. Jerome Adams and Kinnear are each “financially literate.”

          The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements contained in the Annual Report.  The review included a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

          The Company’s independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.  The Committee reviewed with Ernst & Young LLP, the Company’s independent auditors, Ernst & Young LLP’s judgment as to the quality of the Company’s accounting principles.  The Committee discussed with Ernst & Young LLP the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law, or listing standards, including matters required to be discussed by Statement on Auditing Standard No. 61, as amended.  The Committee also discussed with Ernst & Young LLP the independent auditors’ independence from management and the Company.  The Committee has received written disclosures and a letter from Ernst & Young LLP, as required by independence rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002; Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis independence Rule 101 of the American Institute of Certified Public Accountants’ Code of Professional Conduct; and Independence Standards Board Standards Nos. 1, 2 and 3.  The Committee considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining the auditors’ independence.

          The Committee discussed with both the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits.  The Committee met with both the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

          Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2005 for filing with the SEC.  The Committee also appointed Ernst & Young LLP as the Company’s independent auditors for 2006, with ratification sought from the stockholders.

Submitted By:

Audit Committee
Bradley C. Richardson (Chair)
Jerome Adams
Peter D. Kinnear
J. Michael Rauh
Robert M. Wohleber

March 22, 2006

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

          The Executive Compensation Committee (the “Committee”) seeks to provide competitive levels of total compensation for the Company’s key executives through a mix of base salary, annual incentive pay, long-term incentives and other benefits.  The Committee believes that incentive or “at risk” compensation is a key ingredient in motivating executive performance to maximize stockholder value and align executive performance with Company objectives and stockholder interests.  The Committee generally targets total compensation to be between the 40th and 50th percentile of a peer group of comparable, chemical companies selected with the assistance of an independent consulting firm to be representative of the Company’s size and business activities (the “Comparison Group”).  Members of the Comparison Group are comparably-sized companies in the same industries as Tronox.  Since a substantial amount of the Company’s business is conducted outside the United States, its compensation policies must also be internationally competitive and flexible.  This enables the Company to attract and retain high-quality management and to compete globally.

Base Salaries

          In setting the chief executive officer’s base salary and reviewing base salaries for other executive officers, the Committee annually reviews competitive market compensation data of the Comparison Group prepared by an independent consulting firm retained by the Committee.  The Committee sets the chief executive officer’s base salary and recommends that other executive officers’ base salaries be targeted at or around the 40th percentile of base salaries of like executives in the Comparison Group to enable the Company to attract and retain key executives.  The Committee takes into consideration individual performance, based on the Committee’s evaluation of the performance of the chief executive officer and the chief executive officer’s evaluation of the performance of other executive officers, when determining and reviewing salaries.

Long-Term Incentives

          The Committee believes that ownership of Company stock by the Company’s executive officers and Board of Directors promotes commitment to the long-term success of the Company.  Stock ownership guidelines expressed as a multiple of each officer’s base salary (between 100% and 400% of an officer’s base salary) or Board members’ annual retainer fees (400% of a director’s annual cash compensation) have been established for the Company’s executive officers and Board of Directors.  The Committee periodically reviews the guidelines and stock ownership levels.

          The stockholders have approved the use of stock options and restricted stock awards, tied to the Company’s long-term performance, to provide long-term incentive compensation for the Company’s key executives.  The Committee believes that the use of stock-based compensation to establish a direct relationship between the compensation of executives and the value of the Company’s stock helps ensure continued alignment between the interests of the executive officers and the interests of the Company and its stockholders.  The Committee believes that equity incentives are important tools for attracting and retaining key employees by rewarding long-term management performance based on objectively measured results.

          The total number of stock options and restricted stock shares granted to each executive officer, including the chief executive officer, is based on a percentage of the individual officer’s salary.  The percentage is set annually by the Committee after considering each officer’s performance, level of responsibility, prior awards to the officer and awards made within the Comparison Group.  In considering awards made within the Comparison Group, the Committee relies on surveys and reports by an independent consulting firm and targets the 50th percentile of the Comparison Group.  In connection with the adoption of the Company’s 2005 Long Term Incentive Plan in November 2005, management recommended that the Committee limit equity grants made after adoption of the 2005 Long Term Incentive Plan (“LTIP”) to result in a three-year average annual share utilization rate through 2008 not exceeding 2% of Class A common stock shares outstanding, not including the shares expected to be granted as a replacement for unvested Kerr-McGee equity grants expected to be forfeited at the time of the Distribution, and the Committee adopted management’s recommendation.  The number of stock options granted in 2005 to Mr. Thomas Adams and the next five highest paid executive officers is set forth in the Option Grants Tables on Pages 22-23.  The amount of restricted stock granted in 2005 to Mr. Thomas Adams and the next five highest paid executive officers is set forth in the Summary Compensation Table on Page 21.(1)

          At the beginning of the 2005, Kerr-McGee issued performance units for the 2005-2007 performance cycle.  Upon the Distribution, unvested performance unit awards will be terminated, and the Company will grant the holders of the unvested performance units shares of restricted stock in a value equal to the value of the performance unit grants as of the date of our initial public offering of our Class A common stock.  The number of performance units granted in 2005 to Mr. Thomas Adams and the other named executive officers is set forth in the Long Term Incentive Plan Table on Page 27.

Other Benefits

          In 2005, Kerr-McGee provided our chief executive officer, in his capacity as vice president of Kerr-McGee’s chemicals division, with certain perquisites, including an annual stipend provided to facilitate involvement in community activities.  Perquisites that meet reporting thresholds are reflected in the Summary Compensation Table on Page 21 under Other Annual Compensation.  The Committee does not intend to provide such perquisites to the officers of the Company in the future.

          In addition, certain executive officers received cash payments under the Kerr-McGee 2005 Success Bonus Program.  See Page 31 under the caption “Kerr-McGee 2005 Success Bonus and Retention Programs.”  These payments are reflected in the Bonus column of the Summary Compensation Table on Page 21.

Compensation of the Chief Executive Officer

          The Committee determines the chief executive officer’s compensation in accordance with the policies described above.  In determining Mr. Thomas Adams’ base salary, the Committee considers competitive salaries of chief executive officers within the Comparison Group as compiled by an independent consulting firm.

          Mr. Thomas Adams’ incentive compensation under the LTIP for 2005, which was 50% of his targeted award and is set forth in the Summary Compensation Table on Page 21, was based on Mr. Thomas Adams’ leadership role in the development and implementation of the Company’s strategic plan, as well as his lead role in the initial public offering for the Company and the separation of the Company from Kerr-McGee.

(1)

This includes both (a) awards of options for Kerr-McGee stock and awards of restricted Kerr-McGee stock for 2005 made by Kerr-McGee in early January 2005 under the Kerr-McGee Long Term Incentive Plan; and (b) awards of options for the Company’s Class A common stock and awards of restricted Company Class A common stock made in association with the Company’s initial public offering in late November 2005 under the Company’s Long Term Incentive Plan.

          Having considered the various elements of the compensation of the chief executive officer and the Company’s other executive officers, the Committee believes that executive compensation arrangements for 2005 appropriately reflect its policy to set executive compensation so that the interests of the Company’s executive officers are aligned with the interests of the Company’s stockholders.

Federal Income Tax Deductibility

          Section 162(m) of the Internal Revenue Code limits the corporate deduction on compensation paid to the chief executive officer and to the next four highest paid officers to $1 million each during any fiscal year.  To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the Company’s stockholders, the compensation is not included in the computation of the $1 million limit.  The Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the Committee’s overall compensation philosophy and in the Company’s best interest.  However, the Committee may award nondeductible compensation when it believes that such awards are in the Company’s best interest, balancing short-term tax efficiency with the Company’s long-term strategic objectives.

Submitted By:

Executive Compensation Committee
Robert M. Wohleber (Chair)
Jerome Adams
Peter D. Kinnear
J. Michael Rauh
Bradley C. Richardson

March 22, 2006

EXECUTIVE COMPENSATION

          Kerr-McGee has announced that effective March 30, 2006, Kerr-McGee stockholders received 0.20164 shares of our Class B common stock for each outstanding share of Kerr-McGee common stock they held of record as of the close of business on March 20, 2006 (the “Distribution”).  Certain of our named executive officers (defined below) own equity interests in Kerr-McGee, which will entitle them to receive shares of our Class B common stock as part of the Distribution.  Where appropriate in the disclosure below, we have included such Kerr-McGee equity ownership by these officers.

          The following table contains individual compensation information for the fiscal years ended December 31, 2005 and 2004, with respect to the chief executive officer and the chief financial officer during the year ended December 31, 2005, and each of the four other most highly compensated executive officers who were serving as executive officers on December 31, 2005 (together, the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year	Salary (1)	Bonus (2)	Other Annual Compensation(3)	Restricted Stock Award(s)(4)(5)	No. of Securities Underlying Options (6)	All Other Compensation (7)

Thomas W. Adams,	2005	$365,519	$707,097	—	$1,324,350	116,650	$27,954
Chief Executive Officer	2004	285,600	169,513	—	81,625	5,155	23,780
Robert Y. Brown, III,	2005	231,284	422,204	—	204,576	17,800	16,468
Vice President, Strategic Planning and Development	2004	213,180	129,577	—	46,114	3,045	15,654
Marty J. Rowland,	2005	231,694	412,341	—	392,256	34,600	42,186
Chief Operating Officer	2004	189,137	74,127	—	21,799	1,357	66,185
Kelly Green,	2005	225,828	405,840	—	191,610	16,400	15,824
Vice President, Market Management	2004	203,924	89,668	—	39,061	2,513	14,968
Mary Mikkelson,	2005	212,594	397,135	—	309,612	27,300	13,616
Senior Vice President and Chief Financial Officer	2004	131,592	85,648	—	—	—	7,507
Roger G. Addison,	2005	210,424	398,175	—	230,796	20,000	27,733
Vice President, General Counsel and Secretary	2004	200,835	134,858	—	66,829	4,250	27,743

(1)

Salary for 2005 includes the following amounts paid on Tronox’s payroll: $56,634 for Mr. Adams; $231,284 for Mr. Brown; $231,694 for Mr. Rowland; $225,828 for Ms. Green; $28,034 for Ms. Mikkelson; and $23,169.81 for Mr. Addison.  The balance of the amounts for 2005 was paid by companies affiliated with Tronox.  Ms. Mikkelson was hired by Kerr-McGee in February of 2004.

(2)

Includes bonuses paid under the Kerr-McGee 2005 Success Bonus Program in the amounts of $335,000 for Mr. Adams; $230,672 for Mr. Brown; $220,704 for Mr. Rowland; $223,453 for Ms. Green; $202,219 for Ms. Mikkelson; and $205,171 for Mr. Addison.

(3)	Perquisite or other personal benefits received that exceed reporting thresholds established by SEC regulations.

(4)	Restricted stock grants are valued based on the closing price of common stock on the NYSE on the grant date.

(5)

For 2005, restricted stock includes grants of Tronox stock valued as follows: $1,139,880 for Mr. Adams; $142,140 for Mr. Brown; $329,820 for Mr. Rowland; $149,040 for Ms. Green; $241,500 for Ms. Mikkelson; and $168,360 for Mr. Addison.

(6)

For 2005, stock option amounts include grants of Tronox stock options as follows:  102,200 for Mr. Adams; 12,800 for Mr. Brown; 29,600 for Mr. Rowland; 13,300 for Ms. Green; 21,700 for Ms. Mikkelson; and 15,100 for Mr. Addison.

(7)

Consists of 401(k) plan contributions by Kerr-McGee pursuant to the Savings Investment Plan, amounts contributed under the Kerr-McGee nonqualified benefits restoration plan and life insurance premiums and other amounts paid by Kerr-McGee.  Kerr-McGee’s contributions pursuant to the Savings Investment Plan for 2004 were $12,846 for Mr. Adams; $12,000 for Mr. Brown; $11,348 for Mr. Rowland; $7,411 for Ms. Mikkelson; and $12,000 for Mr. Addison.  The amounts contributed by Kerr-McGee to the non-qualified benefits restoration plan for 2004 on behalf of Mr. Adams was $4,836, and on behalf of Mr. Brown was $491, which are identical to the amounts that would have been contributed pursuant to the Savings Investment Plan except for Internal Revenue Code limitations.  Other amounts paid by Kerr-McGee in 2004 include: (i) dividends paid on restricted stock for Messrs. Adams, Brown, Rowland, Addison and Ms. Green, and (ii) amounts for personal use of an automobile and payments in the amount of $48,700 for moving expenses and the associated tax gross-up payment for Mr. Rowland; and (iii) restrictions lapsing on restricted stock in the amount of $9,864 for Mr. Addison.  Kerr-McGee’s contributions pursuant to the Savings Investment Plan for 2005 were $12,600 for Mr. Adams; $12,600 for Mr. Brown; $11,787 for Mr. Rowland; $12,600 for Ms. Green; $12,600 for Ms. Mikkelson; and $12,345 for Mr. Addison.  The amounts contributed by Kerr-McGee to the non-qualified benefits restoration plan for 2005 on behalf of Mr. Adams was $9,331, for Mr. Brown was $1,277, for Mr. Rowland was $1,816, for Ms. Green was $950, for Ms. Mikkelson was $156 and for Mr. Addison was $25, which are identical to the amounts that would have been contributed pursuant to the Savings Investment Plan except for Internal Revenue Code limitations.  Other amounts paid by Kerr-McGee in 2005 include: (i) dividends paid on restricted stock for Messrs. Adams, Brown, Rowland, Addison and Mses. Green and Mikkelson; (ii) relocation related payments of $26,935 for Mr. Rowland; and (iii) restrictions lapsing on restricted stock in the amount of $11,313 for Mr. Addison.

STOCK OPTIONS

Grant of Tronox Stock Options

          The following table contains information concerning awards during the fiscal year ended December 31, 2005, of options to acquire shares of Tronox common stock to the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

Name	No. of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year 2005	Per-Share Exercise Price	Expiration Date	Grant Date Present Value (2)

Thomas W. Adams	102,200	29.56%	$14.00	11/22/2015	$512,022
Robert Y. Brown, III	12,800	3.70%	14.00	11/22/2015	64,128
Marty J. Rowland	29,600	8.56%	14.00	11/22/2015	148,296
Kelly Green	13,300	3.85%	14.00	11/22/2015	66,633
Mary Mikkelson	21,700	6.28%	14.00	11/22/2015	108,717
Roger G. Addison	15,100	4.37%	14.00	11/22/2015	75,651

(1)

All stock options granted in 2005 were nonqualified stock options to purchase shares of our Class A common stock.  The exercise price per option is 100% of the fair market value of a share of common stock on the date of grant.  No option expires more than ten years and one day from the date of grant.

(2)

The present value of stock option grants was computed in accordance with the Black-Scholes option pricing model, with assumptions consistent with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as permitted by the rules of the SEC.  Key assumptions used under the Black-Scholes model include: (a) an expected option term of 6.3 years, which represents a weighted average based on three identified groups of employees; (b) an interest rate of 4.61%, which represents an average of five- and seven-year U.S. Treasury Rates on November 22, 2005; (c) stock price volatility of 34.5%, reflecting an average of (i) our peer group’s historical volatility over the expected term of the options, and (ii) an average implied volatility on our peer group’s traded options; and (d) dividends at an average annual dividend yield of 1.45%.  Based on the Black-Scholes model, the value on November 22, 2005, was $5.01 per option.  The Company’s use of the Black-Scholes model should not be construed as an endorsement of its accuracy at valuing options.  All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price.  The ultimate benefit of the options in this table to option holders depends upon the changes in the market price of the Company’s common stock during the period the option is exercisable.

Grant of Kerr-McGee Stock Options

          The following table contains information concerning awards during the fiscal year ended December 31, 2005, of options to acquire shares of Kerr-McGee common stock to the named executive officers.

Name	No. of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Kerr-McGee Employees in Fiscal Year 2005	Per-Share Exercise Price	Expiration Date	Grant Date Present Value (2)

Thomas W. Adams	14,450	1.07	$56.5650	1/11/2015	$180,625
Robert Y. Brown III	5,000.37		56.5650	1/11/2015	62,500
Marty J. Rowland	5,000.37		56.5650	1/11/2015	62,500
Kelly Green	3,100.23		56.5650	1/11/2015	38,750
Mary Mikkelson	5,600.41		56.5650	1/11/2015	70,000
Roger G. Addison	4,900.36		56.5650	1/11/2015	61,250

(1)

All stock options granted in 2005 were nonqualified stock options.  The exercise price per option is 100% of the fair market value of a share of Kerr-McGee common stock on the grant date.  No option expires more than ten years and one day from the grant date.

(2)

The present value of stock option grants was computed in accordance with the Black-Scholes option pricing model, with assumptions consistent with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as permitted by the rules of the SEC.  For option grants made to Mr. Adams, key assumptions used under the Black-Scholes model include: (a) an expected option term of 6.0 years; (b) interest rate of 3.9%, which is based on the U.S. Treasury Rates on January 11, 2005, with maturity corresponding to the expected option term; (c) stock price volatility of 27.4%, reflecting historical volatility and implied volatility on traded options; and (d) dividends at an average annual dividend yield of 3.5%.  Based on the Black-Scholes model, the value on January 11, 2005, was $12.50 per option.  For option grants made to Messrs. Brown, Rowland and Addison and Ms. Green and Ms. Mikkelson, key assumptions used under the Black-Scholes model include: (a) an expected option term of 6.0 years; (b) interest rate of 4%, which is based on the U.S. Treasury Rates on February 22, 2005, with maturity corresponding to the expected option term; (c) stock price volatility of 26.2%, reflecting historical volatility and implied volatility on traded options; and (d) dividends at an average annual dividend yield of 3.5%.  Based on the Black-Scholes model, the value on February 22, 2005, was $22.89 per option.  Kerr-McGee’s use of the Black-Scholes model should not be construed as an endorsement of its accuracy at valuing options.  All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price.  The ultimate benefit of the options in this table to option holders depends upon the changes in the market price of Kerr-McGee’s common stock during the period the option is exercised.

          Pursuant to the employee benefits agreement between us and Kerr-McGee, once the Distribution has occurred, unvested Kerr-McGee stock options held by our employees, including our named executive officers, that are outstanding on the effective date of the Distribution will generally be forfeited and replaced by stock options under our long-term incentive plan.  Employees, including our named executive officers, who hold Kerr-McGee vested stock options may exercise such options for the lesser of three months after the effective date of the Distribution and the remaining term of the option award.  However, stock options held by employees who are eligible for retirement on the effective date of the Distribution immediately vest and such employees will be able to exercise their Kerr-McGee vested stock options for the lesser of four years after the effective date of the Distribution and the remaining term of the option award.  See Page 25 under the caption “Treatment of Kerr-McGee Stock Options, Restricted Stock and Performance Unit Awards.”

OPTION EXERCISES AND HOLDINGS

Tronox Option Holdings

          There were no Tronox option exercises during fiscal year 2005.  The following table contains information with respect to the value of unexercised Tronox stock options held as of December 31, 2005, for the named executive officers.

AGGREGATED TRONOX OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)

Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas W. Adams	—	$—	—	102,200	$—	$—
Robert Y. Brown, III	—	—	—	12,800	—	—
Marty J. Rowland	—	—	—	29,600	—	—
Kelly Green	—	—	—	13,300	—	—
Mary Mikkelson	—	—	—	21,700	—	—
Roger G. Addison	—	—	—	15,100	—	—

(1)

Options are “in the money” if the fair market value of the common stock exceeds the exercise price.  On December 30, 2005, the fair market value of the common stock on the NYSE was $13.07.  As of December 31, 2005, the exercise price of all the unexercisable options was greater than $13.07; therefore, none of such options were in-the-money.

Kerr-McGee Option Exercises and Holdings

          The following table contains information with respect to Kerr-McGee stock options exercised during 2005 and the value of unexercised Kerr-McGee stock options held as of December 31, 2005, for the named executive officers.

AGGREGATED KERR-McGEE OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)

Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas W. Adams	7,323	$223,103	12,035	19,654	$455,289	$716,659
Robert Y. Brown, III	10,002	118,904	0	8,030	0	301,043
Marty J. Rowland	2,566	56,164	1,786	6,505	65,351	235,749
Kelly Green	5,287	123,651	5,550	5,776	212,072	218,800
Mary Mikkelson	0	0	0	5,600	0	190,372
Roger G. Addison	15,700	318,207	5,049	9,551	231,197	369,598

(1)

Options are “in the money” if the fair market value of the common stock exceeds the exercise price.  On December 30, 2005, the fair market value of the Kerr-McGee common stock on the NYSE was $90.86, and the fair market value of the Tronox Class A common stock on the NYSE was $13.07.

Treatment of Kerr-McGee Stock Options, Restricted Stock and Performance Unit Awards

          Pursuant to the employee benefits agreement, our employees generally will have the right to exercise their vested Kerr-McGee stock options in accordance with the terms of the Kerr-McGee stock option plan under which they were granted and the terms of their respective grants for the lesser of three months after the effective date of the Distribution and the remaining term of the respective option awards.  However, stock options held by employees eligible for retirement on the effective date of the Distribution immediately vest and such employees will be able to exercise their vested stock options for the lesser of four years after the effective date of the Distribution or the remaining term of the option award.

          Other than with regard to employees eligible for retirement on the effective date of the Distribution, Kerr-McGee unvested stock options held by our employees on that date will be replaced with options to purchase our Class A common stock, and restricted shares of Kerr-McGee common stock held by our employees on that date will be replaced with restricted shares of our Class A common stock.  For employees eligible to retire on the effective date of the Distribution, restricted Kerr-McGee stock awards will not be replaced with Tronox restricted stock and the date or dates when restrictions lapse on the restricted Kerr-McGee stock will remain unchanged.  Unvested Kerr-McGee performance unit awards held by our employees on the effective date of the Distribution will be forfeited and replaced with restricted shares of our Class A common stock.

          To accomplish the conversion of unvested Kerr-McGee stock options, we will multiply the number of shares purchasable under each such stock option by a replacement ratio and divide the exercise price per share of each option by the same ratio.  The replacement ratio will be the closing price of Kerr-McGee’s common stock on the date of the Distribution divided by the closing price of our Class A common stock on the date of the Distribution, or $99.51 divided by $17.47, yielding a replacement ratio of approximately 5.7.  The number of restricted shares of our Class A common stock that will be subject to each replaced Kerr-McGee restricted stock award will be determined by multiplying the number of shares of Kerr-McGee common stock subject to the original award by the same replacement ratio.

          With respect to each forfeited Kerr-McGee performance unit award that will be replaced by restricted shares, we will divide the value of the forfeited award by $17.47 (the closing price of our Class A common stock on the effective date of the Distribution) to determine the number of restricted shares of our Class A common stock to issue in replacement of the forfeited award.

          Stock-based awards issued in replacement of Kerr-McGee options and restricted stock will otherwise have the same terms and conditions, including, in the case of replaced stock options, the same vesting provisions and exercise periods, as the Kerr-McGee stock-based awards had immediately prior to their conversion or replacement.

          The actual number of shares of our Class A common stock that will be issued in connection with the replacement of Kerr-McGee stock-based awards on the effective date of the Distribution will depend on the per-share price of our Class A common stock and Kerr-McGee’s common stock, as well as on the number of Kerr-McGee stock-based awards held by our employees, on that date.  Based on the approximately 161,500 unvested Kerr-McGee options, the approximately 81,700 restricted shares of Kerr-McGee stock and the approximately $3.1 million in value of performance unit awards held by our employees on March 30, 2006, approximately 1.5 million shares of our Class A common stock will be issued in connection with the replacement of awards, based on the closing price of Kerr-McGee’s common stock on the date of the Distribution ($99.51 for options and $95.93 for restricted shares) and the closing price of our Class A common stock on the date of the Distribution ($17.47).  For purposes of this calculation, we have assumed that Kerr-McGee performance unit awards are replaced with restricted shares of our Class A common stock.  The number of unvested Kerr-McGee options and restricted shares of Kerr-McGee common stock, and the value of Kerr-McGee performance unit awards, subject to replacement may vary due to a number of factors, including the effective date of the Distribution (because options continued to vest, restrictions on shares of restricted stock continued to lapse and the number of outstanding Kerr-McGee performance unit awards continued to decrease between the date of our initial public offering and the effective date of the Distribution) and the forfeiture of Kerr-McGee stock-based awards by our employees who terminated their employment with us prior to the Distribution.

LONG-TERM INCENTIVE AWARDS

          The following table contains information regarding each long-term incentive award, other than stock option and restricted stock awards, made by Kerr-McGee to the named executive officers in 2005.  Upon the Distribution, grants of performance units will be converted into grants of Tronox’s Class A restricted stock, as discussed above on Page 25 under the caption “Treatment of Kerr-McGee Stock Options, Restricted Stock and Performance Unit Awards.”

LONG-TERM INCENTIVE PLAN – AWARDS
IN LAST FISCAL YEAR

Name	No. of Shares, Units or Other Rights	Performance Or Other Period Until Maturation or Payout	Threshold	Target	Maximum

Thomas W. Adams	209,650	January 2005 - December 2007	$104,825	$209,650	$419,300
Robert Y. Brown, III	75,150	January 2005 - December 2007	37,575	75,150	150,300
Marty J. Rowland	75,150	January 2005 - December 2007	37,575	75,150	150,300
Kelly Green	38,400	January 2005 - December 2007	19,200	38,400	76,800
Mary Mikkelson	71,150	January 2005 - December 2007	35,575	71,150	142,300
Roger G. Addison	71,150	January 2005 - December 2007	35,575	71,150	142,300

          At the end of 2007, Kerr-McGee’s Total Stockholder Return (stockholder return assuming dividend reinvestment) will be compared to the Total Stockholder Return of Kerr-McGee’s peers during the same period, and final award payouts will be made to executive officers based on Kerr-McGee’s rank relative to its peers.

OWNERSHIP OF STOCK OF THE COMPANY

Certain Beneficial Owners

          To the best of the Company’s knowledge, no person beneficially owned more than 5% of any class of the Company’s outstanding voting securities at the close of business on March 13, 2006, except as set forth below:

Name or Group	Number of Shares Class A common stock Beneficially Owned	Percent of Class		Number of Shares Class B common stock Beneficially Owned	Percent of Class

Highbridge International LLC (1) 9 West 57th Street, 27th Floor New York, NY 10019	1,748,000	10.00%		—	—
Magnetar Financial LLC (2) 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60210	1,678,000	9.60		—	—
Atticus Capital LP (3) 152 West 57th Street, 45th Floor New York, NY 10019	1,113,800	6.37		—	—
Eric M. Mindich (4) 825 Third Avenue, 8th Floor New York, NY 10022	1,035,700	5.93		—	—
Seneca Capital Investments LLC (5) 950 Third Avenue, 29th Floor New York, NY 10022	1,018,900	5.80		—	—
U.S. Trust Corporation (6) 114 West 47th Street, 25th Floor New York, NY 10036	2,090,943	5.18	(7)	—	—
Kerr-McGee Corporation (8) 123 Robert S. Kerr Avenue Oklahoma City, OK 73102	—	—		22,889,431	100%

(1)

Based on a Schedule 13G filed with the SEC on December 2, 2005.  Also included in the Schedule 13G are the following:  (i) Highbridge International LLC’s parent, Highbridge Master L.P. (“Highbridge Master”); (ii) the two limited partners of Highbridge Master, Highbridge Capital Corporation (“HCC”) and Highbridge Capital L.P. (“HCLP”); (iii) the general partner of Highbridge Master, Highbridge GP, Ltd.; (iv) the general partner of HCLP, Highbridge GP, LLC; (v) the trading manager of HCC, HCLP and Highbridge Master, Highbridge Capital Management, LLC (“Highbridge Capital Management”); and (vi) the co-chief executive officers of Highbridge Capital Management, Glenn Dubin and Henry Swieca.

(2)

Based on a Schedule 13G filed with the SEC on February 14, 2006.  Magnetar Financial LLC, a registered investment adviser, holds the shares for the account of Magnetar Capital Master Fund Ltd.  Also included in the Schedule 13G are the following:  (i) Magnetar Financial’s sole member and parent holding company, Magnetar Capital Partners LLC (“MCP”); (ii) MCP’s controlling member, Supernova Management LLC (“Supernova”), and (iii) Supernova’s manager, Alec N. Litowitz.

(3)

Based on a Schedule 13G filed with the SEC on February 6, 2006.  Atticus Capital LP is identified as having sole voting power with respect to the shares, and Atticus Management LLC and Timothy R. Barakett are identified as having shared voting power in the shares.

(4)

Based on a Schedule 13G/A filed with the SEC on February 8, 2006.  Of the shares included in the Schedule 13G/A, 362,495 shares are owned by Eton Park Fund, L.P., a Delaware limited partnership (“EP Fund”), and 673,205 shares are owned by Eton Park Master Fund, Ltd., a Cayman Islands exempted company (“EP Master Fund”).  Eric M. Mindich is the managing member of Eton Park Associates, L.L.C., the general partner of Eton Park Associates, L.P., a Delaware limited partnership, which serves as the general partner of EP Fund.  Mr. Mindich is also the managing member of Eton Park Capital Management, L.L.C., the general partner of Eton Park Capital Management, L.P., a Delaware limited partnership, which serves as investment manager to EP Master Fund.  Mr. Mindich disclaims beneficial ownership of the Class A common stock reported in the Schedule 13G/A, other than the portion of such shares which relates to his individual economic interest in each of EP Fund and EP Master Fund.

(5)

Based on a Schedule 13G/A filed with the SEC on February 14, 2006. Shares reported for Seneca Capital Investments, LLC represent shares held of record by Seneca Capital L.P., Seneca Capital II, L.P., Seneca Capital International, Ltd. and Acorn Overseas Security Company.  Seneca Capital Investments, LLC has voting and investment control over such shares.  Douglas A. Hirsch, the managing member of Seneca Capital Investments, LLC (which has voting and investment control over the shares held by Seneca Capital L.P., Seneca Capital II, L.P., Seneca Capital International, Ltd. and Acorn Overseas Security Company), is included in the Schedule 13G/A, and his reported share total of 1,072,700 (5.8%) represents shares held of record by Seneca Capital L.P., Seneca Capital II, L.P., Seneca Capital International, Ltd., Acorn Overseas Security Company and a limited liability company of which Mr. Hirsch is a managing member of the investment advisor (which investment advisor has voting and investment control over the shares held by such limited liability company).  The address of Seneca Capital International Ltd. is P.O. Box HM 2257, Par La Ville Place, 14 Par La Ville Road, Hamilton HM JX, Bermuda.

(6)

Based on a Schedule 13G filed with the SEC on February 13, 2006.  U.S. Trust Corporation (“UST Corp.”), a bank holding company, is a wholly-owned direct subsidiary of The Charles Schwab Corporation.  Also included in the Schedule 13G are two subsidiaries of UST Corp:  (i) United States Trust Company of New York, a New York State-Chartered Bank, and (ii) U.S. Trust Company, N.A., a National Bank with headquarters in Connecticut.

(7)	Although the Schedule 13G identifies the ownership percentage as 5.18%, our records indicate the percentage ownership reflected by such reported shares would be approximately 12.0%.

(8)

Based on a Schedule 13G filed with the SEC on February 10, 2006.  See the discussion of the Distribution of the Class B common stock on Page 1 under the caption “Background; Distribution by Kerr-McGee.”

Directors and Management

          The following table sets forth the number of shares of Class A common stock beneficially owned as of March 13, 2006, by each director and nominee, each of the named executive officers and all directors and executive officers as a group, and the percentage represented by such shares of the total Class A common stock outstanding on that date.  Note that because of ownership of Kerr-McGee equity by some members of management, upon the Distribution, such managers will beneficially own such shares of Class B common stock that they are entitled to receive in such Distribution.

Name or Group	Number of Shares Beneficially Owned	Percent of Class

Thomas Adams	82,700	*
Jerome Adams	0	*
Roger G. Addison	12,200	*
Robert Y. Brown, III	10,300	*
Kelly Green	11,300	*
Peter D. Kinnear	3,500	*
Mary Mikkelson	18,501	*
Bradley C. Richardson	3,500	*
Marty J. Rowland	24,000	*
All directors and executive officers as a group, including those named above	196,401	1%

*	The percentage of shares beneficially owned by such director, nominee or named executive officer does not exceed 1%.

PENSION AND RETIREMENT PLANS

          Prior to the Distribution, Kerr-McGee maintained retirement plans for all our employees, including our named executive officers.  The following table illustrates the pension benefits that may accrue to our named executive officers under those retirement plans, assuming various service periods.  The table shows the estimated annual pension benefits payable to a covered participant at a retirement age of 65.  Pension benefits include benefits payable under our qualified defined benefit plan and our nonqualified benefits restoration plan, or the BRP.  The BRP provides benefits that would be provided under the qualified defined benefit plan but for limitations imposed by the Internal Revenue Code on qualified plan benefits.

Pension Plan Table

Average Annual Compensation	15 Years Service	20 Years Service	25 Years Service	30 Years Service	35 Years Service

$ 400,000	$96,715	$128,954	$161,192	$193,430	$208,430
600,000	146,715	195,620	244,526	293,431	315,931

          Covered compensation under the retirement plans consists of salary, bonus and pretax Section 125 and 401(k) benefit contributions, all based on the highest 36 consecutive months out of the last 120 months prior to retirement.  Amounts shown are computed on a straight life annuity basis.  As of December 31, 2005, Mr. Thomas Adams had 23 years of credited service; Mr. Brown had 24 years; Mr. Rowland had 4 years; Ms. Green had 16 years; Ms. Mikkelson had 1 year; and Mr. Addison had 28 years.

          On or about the date of the Distribution, we established a tax-qualified defined benefit retirement plan and related trust for our employees, including our named executive officers, who participated in Kerr-McGee’s defined benefit retirement plan.  In connection with our assumption of obligations, Kerr-McGee transferred assets from the trust for Kerr-McGee’s defined benefit retirement plans to the trust we established.  We also plan to establish a Benefit Restoration Plan Grantor Trust that will be transferred certain assets from and assume the liabilities of the defined benefit portion of the BRP.

CONTINUITY AGREEMENTS

          Continuity Agreements between the Company and its executive officers and certain key employees, including Messrs. Thomas Adams, Brown, Rowland and Addison and Ms. Mikkelson and Ms. Green, provide certain benefits in the event of a qualifying termination that occurs in connection with a “change in control” of the Company.

          In the event of a qualifying termination of employment within two years after a change in control, such executive will be entitled to receive:

•	A lump sum cash payment equal to three times the executive’s annual base salary, bonuses and perquisites (with such perquisites calculated at 7% of the executive’s annual base salary)
•	Any accrued but unpaid compensation (including the pro-rata amount of any bonus)
•

An amount representing additional savings plan contributions for a three-year period plus the present value of lost pension benefits under the Company’s qualified defined benefit pension plans after giving effect to five years of credit for age and service in the benefit calculation

          If the payment made to the officer causes the officer to be subject to an excise tax because the payment is a “parachute payment” (as defined in the IRS Code), then the payment shall be increased to compensate the executive for the excise tax.  In addition, in the event of a qualifying termination, the officer will be entitled to:

•	A continuation of welfare benefits for up to three years
•	Outplacement services
•	Acceleration of vesting of all equity and equity-based awards

          A change in control means (a) a change in any two-year period in a majority of the members of the Board of the Company, as defined in the Continuity Agreement, (b) any person becoming the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Company’s outstanding common stock, (c) with certain exceptions, the consummation of a merger or consolidation of the Company with any other corporation, a sale of 50% or more of the Company’s assets, liquidation or dissolution of the Company or combination of the foregoing transactions other than such a transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the transaction own at least 60% of the voting power of the surviving corporation(s), or (d) if a majority of the members of the Board in office immediately prior to a proposed transaction determine by written resolution that such proposed transaction, if taken, will be deemed a change in control and such proposed transaction is effected.

          The Company also has made provision under its Benefits Restoration Plan for the crediting of additional years of age and service to certain executive officers, including the named executive officers, whose employment is terminated under the circumstances described above following a change in control of the Company.

Kerr-McGee 2005 Success Bonus and Retention Programs

          On April 1, 2005, Kerr-McGee adopted the Kerr-McGee 2005 Success Bonus Program and the Kerr-McGee 2005 Retention Program.  All of our executive officers participate in one (but not both) of the programs.  Under the programs, Kerr-McGee will pay a special bonus equal to 100% of each executive officer’s annual base salary if such executive officer is employed by us or a Kerr-McGee affiliate through (or involuntarily terminated before) March 31, 2006, (in the case of the Retention Program) or the completion of our initial public offering (in the case of the Success Bonus Program).

          Pursuant to the employee benefits agreement between us and Kerr-McGee, Kerr-McGee retained its obligation to pay bonuses to our executive officers under the Success Bonus Program following the completion of our initial public offering.  We will be responsible for paying bonuses under the Retention Program, although Kerr-McGee will reimburse us for a prorated portion of any bonuses awarded under the Retention Program based on such executive officer’s employment by Kerr-McGee prior to the completion of our initial public offering.

PERFORMANCE GRAPH

          The following graph compares the cumulative total stockholder return on the Company’s Class A common stock from November 21, 2005, through February 28, 2006, with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Chemicals Index.  The graph assumes the investment of $100 in the Company’s Class A common stock and in each of the two indices on November 21, 2005, with all dividends being reinvested.  The closing price of the Company’s Class A common stock on December 30, 2005, was $13.07 per share, and the closing price of the Company’s Class A common stock on February 28, 2006, (the last trading day of the period indicated), was $15.30.  The stock price performance on the graph is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return for the Period Ended February 28, 2006*

	11/21/05	11/30/05	12/30/05	1/31/06	2/28/06

Tronox Inc.	$100	$97	$93	$107	$110
S&P 500®	$100	$100	$100	$102	$103
S&P © Chemicals Index	$100	$99	$100	$100	$102

Based on Tronox Inc.’s IPO price of $14 on 12-November-05

Tronox Incorporated
 Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.  All rights reserved.

*	Cumulative Total Return assumes an initial investment of $100 on November 21, 2005, with the reinvestment of all dividends through February 28, 2006.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

          In order for a stockholder proposal to be eligible for inclusion in the Proxy Statement and form of proxy relating to the 2007 Annual Meeting of stockholders, the proposal must (1) be received at the principal executive offices of the Company, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attn: Corporate Secretary, on or before December 11, 2006, which is 120 days prior to the anniversary of the mailing date of this proxy statement, and (2) must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws, regulations and the Company’s Bylaws and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act.

          If a stockholder wishes to present a proposal at the Company’s Annual Meeting in the year 2007, and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Bylaws (the “Bylaw Deadline”), which is the same deadline for stockholder nominations to the Board as described in the “Stockholder Nominations” section on Page 10 of this proxy statement.  If a stockholder gives notice of such a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

          SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”).  The Discretionary Vote Deadline for the year 2007 Annual Meeting is February 23, 2007 (45 calendar days prior to the anniversary of the mailing date of this proxy statement).  If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s year 2007 Annual Meeting.  Because the Bylaw Deadline is not capable of being determined until the Company publicly announces the date for its next Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline.  In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at next year’s Annual Meeting, and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

          For additional information regarding stockholder nominees to the Board, see Page 10 under the caption “Stockholder Nominations.”  Proposals and nominations that are not received by the dates specified will be considered untimely.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and stockholders owning more than 10% are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely on the information furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2005, all applicable Section 16(a) filing requirements were complied with by the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Arrangements Between Kerr-McGee and Our Company

          In connection with our initial public offering in November 2005, we entered into a master separation agreement and other related agreements with Kerr-McGee, some of which may involve amounts exceeding $60,000.

Transition Services Agreement

          The transition services agreement governs the provision by Kerr-McGee to us and by us to Kerr-McGee of support services, such as:

•	accounting services
•	tax services
•	employee benefits management
•	financial services
•	legal services
•	intellectual property management services
•	risk and claims management
•	disaster recovery services
•	information management and technology services
•	technical support and laboratory services
•	real estate management
•	travel services and
•	office administration services

          The terms of these services generally will expire one year after completion of our initial public offering, subject to certain limited exceptions.

          In consideration for each service to be provided under the transition services agreement, we and Kerr-McGee, as applicable, will charge each other an amount equal to the sum of (i) the fully-burdened labor costs of our respective employees involved in the provision of such service and (ii) third-party costs, out-of-pocket and other expenses and taxes (other than transfer taxes), in each case incurred by the party providing such service.  Kerr-McGee also has agreed to incur certain transition costs necessary to initiate and facilitate the transition of services up to a maximum amount.

Assignment, Assumption and Indemnity Agreement

          In connection with a corporate reorganization that took place on December 31, 2002, pursuant to an assignment, assumption and indemnity agreement, our wholly-owned subsidiary Tronox Worldwide LLC assigned to Kerr-McGee Oil & Gas Corporation (an indirect subsidiary of Kerr-McGee Corporation), and Kerr-McGee Oil & Gas Corporation assumed liabilities arising out of the oil and gas exploration, production and development business formerly operated by a predecessor of Tronox Worldwide and then conducted by Kerr-McGee Oil & Gas.  Tronox Worldwide retained liabilities related to any other businesses, operations, assets, or properties conducted or owned by it or its predecessors or subsidiaries.  Kerr-McGee Oil & Gas agreed to indemnify Tronox Worldwide and its subsidiaries against losses related to the assigned and assumed liabilities, and Tronox Worldwide agreed to indemnify Kerr-McGee Corporation and its subsidiaries for losses related to liabilities retained by Tronox Worldwide.

Avestor Toll Manufacturing Agreement

          On December 1, 2005, our wholly-owned subsidiary Tronox LLC entered into a toll manufacturing agreement with US Avestor LLC, or Avestor, in which Kerr-McGee indirectly owns a 50% interest.  The toll manufacturing agreement memorialized the standing relationship between Tronox LLC and Avestor.  Pursuant to the toll manufacturing agreement, we manufacture blended vanadium oxide at our Soda Springs, Idaho, manufacturing facility and provide research and development support to Avestor at our Oklahoma City research and development facility.

          Pursuant to the terms of the toll manufacturing agreement, we supply the personnel, property and manufacturing and research facilities, and Avestor supplies the supervisory expertise, manufacturing equipment and raw materials necessary to manufacture and develop the blended vanadium oxide.  Avestor pays us for our actual costs incurred in performing the manufacturing and development services under the toll manufacturing agreement plus an additional percentage of the actual costs.  The toll manufacturing agreement has an initial two-year term, after which it will renew annually unless terminated at either party’s discretion.

OTHER MATTERS

          The Company does not know of any matters to be presented at the meeting other than those set out in the notice preceding this Proxy Statement.  If any other matters should properly come before the meeting, it is intended that the persons named as proxies on Page 3 under the caption “Voting of Proxies” will vote that proxy on such other matters at their discretion.

HOUSEHOLDING AND COMBINING ACCOUNTS

          The Company may deliver only one Proxy Statement and Annual Report to an address shared by multiple stockholders unless the Company receives contrary instructions from one or more of the stockholders.  Any stockholder at a shared address to which a single copy of the Proxy Statement and Annual Report have been sent who would like an additional copy of this Proxy Statement and Annual Report or future copies of Proxy Statements and Annual Reports may make a written or oral request to: UMB Bank, N.A., Securities Transfer Division, P. O. Box 410064, Kansas City, Missouri, 64141-0064 or call 800-884-4225.

          Similarly, any stockholders sharing an address and currently receiving multiple copies of Proxy Statements and Annual Reports may request that only a single copy of a Proxy Statement and Annual Report be delivered to them in the future.  In addition, any stockholder with multiple accounts (receiving multiple proxy cards) who wishes to consolidate the stockholder’s shares into a single account can do so by contacting UMB Bank at the address and telephone number above.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Roger G. Addison

Roger G. Addison
Vice President,
General Counsel and Secretary
April 3, 2006

Exhibit A

TRONOX INCORPORATED

Audit Committee
CHARTER
(as adopted November 2005)

I.	Statement of Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Tronox Incorporated (the “Company”) is a standing committee of the Board.  The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal auditing function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out herein.  The Committee shall also direct the production of the report of the Committee required to be included in the Company’s annual proxy statement.

In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles (“GAAP”).  Management is responsible for determining that the Company’s financial statements are complete and accurate and in accordance with GAAP, and the independent auditors are responsible for the planning and conduct of audits.

II.	Organization

	A.	Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.

Members.  The members of the Committee shall be appointed by the Board, and the Committee shall meet the independence, experience and expertise requirements of the New York Stock Exchange and applicable law.  The Board shall also designate a Committee Chairperson. If a Committee member simultaneously serves on the audit committees of more than three public companies (including the Company), the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.  The Company shall disclose any such determination in its annual proxy statement.

C.

Meetings.  The Committee shall meet four times annually; additional meetings may be scheduled as required.  In planning the annual schedule of meetings, the Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors and with the head of internal audit, without management present, and to meet separately with management, without the independent auditors and/or the head of internal audit present.

D.

Quorum; Action by Committee.  A quorum at any Committee meeting shall be a majority of its members but not fewer than two members, one of whom is to be the Chairperson of the Committee.  All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

E.

Agenda, Minutes and Reports.  The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee.  An agenda shall be sent to members of the Committee prior to each meeting.  Minutes for all meetings of the Committee shall be prepared and submitted for approval at a subsequent meeting of the Committee.  The Committee shall make regular reports to the Board, including reviewing with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal auditor.

III.	Responsibilities

The following shall be the principal responsibilities of the Committee.

A.

Engagement of Independent Auditors.  The Committee shall engage the independent auditors, including in connection with any non-audit services, and shall oversee, evaluate and, where appropriate, replace the independent auditors.  The Committee is responsible for approving the fees paid to the independent auditors, including in connection with any non-audit services.

B.

Pre-Approval of Audit and Non-Audit Services.  The Committee shall approve in advance any audit or non-audit service provided to the Company by the independent auditors, all as required by applicable law or listing standards.  The Committee may delegate pre-approval authority to one or more members of the Committee.  If pre-approval authority is delegated, the delegate must report back to the Committee at the first Committee meeting following any approval.

C.

Determination as to Independence and Performance of Independent Auditors. The Committee shall receive periodic reports from the independent auditors as required by the Independence Standards Board (or any successor body) regarding the auditors’ independence, which shall be not less frequently than annually.  The Committee shall discuss such reports with the auditors, and take appropriate action to satisfy itself of the independence of the auditors. The Committee shall review the performance and competitiveness of the Company’s independent auditors and the performance of the lead audit partner annually. In doing so, the Committee shall consult with management and the head of internal audit and shall obtain and review a report by the independent auditors describing their internal control procedures, issues raised by their most recent internal quality control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years and the response of the independent auditors and any relationship between the independent auditors and the Company.  The Committee shall consider whether it is appropriate to adopt a policy of rotating independent auditors on a periodic basis.  Any selection of the auditors by the Committee may be made subject to stockholders’ approval, as determined by the Board.

D.

Determination as to Performance of Internal Auditors.  The Committee shall annually review the performance of the internal auditors.  The review shall include review of the responsibilities, budget and staffing of the internal audit function.  If the internal audit services are outsourced, the Committee shall be responsible for the engagement, evaluation and termination of the internal audit service providers and shall approve fees paid to the internal audit service providers.

E.

Audits by Internal and Independent Auditors.  The Committee shall discuss with the internal auditor and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits.  In this connection, the Committee shall discuss with management, the internal auditor and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits.  The Committee shall review with management and the independent auditors management’s annual internal control report, including any attestation of same by the independent auditors.  Management and the internal auditor shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

F.

Review of Disclosure Controls and Procedures.  The Committee shall review with management, the independent auditors and/or the internal auditor the Company’s disclosure controls and procedures and shall review periodically management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

G.

Review of Annual SEC Filings. The Committee shall review with management and the independent auditors and evaluate the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K), including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  In conducting such review, the Committee shall take into consideration its analysis of the Company’s accounting principles and decisions, internal controls and disclosure policy.  The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, “Audit Committee Communications,” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.”  Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board that the audited financial statements be included in the Company’s Form 10-K.

H.

Review of Quarterly SEC Filings and Other Communications. The Committee shall review and discuss with management and the independent auditors the quarterly financial information included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and shall discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards.  The Chair of the Committee shall participate in a meeting or conference call with the Company’s Controller and independent auditor prior to the issuance of any earnings press release.  The Committee shall review the Company’s earnings press releases and financial information and earnings guidance periodically provided to analysts and rating agencies (which may consist of a discussion of the types of information to be provided and types of presentation to be made) to the extent required by applicable law or listing standards.  The Committee shall also discuss with the independent auditors the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement on Auditing Standards No. 100, “Interim Financial Information.”

I.

Review of Certain Matters with Internal and Independent Auditors. The Committee shall review periodically with management and the independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

J.

Consultation with Independent Auditors.  The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter provided by the auditors and the Company’s response to that letter.  Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, and the effect of alternative GAAP methods on the financial statements.  Such review also shall include discussion of adjustments to the financial statements that were recommended by the independent auditors but “passed.”  If there are material disagreements between management and the independent auditor, the Committee shall work to resolve such disagreements. The review with the independent auditors shall also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

K.

Preparation of Report for Proxy Statement.  The Committee shall direct the production of the report required to be included in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

L.

Policies for Employment of Former Audit Staff.  The Committee shall establish guidelines for the Company’s hiring of former employees of the independent auditors, which shall meet the requirements of applicable law and listing standards.

M.

Legal, Accounting and Regulatory Compliance. The Committee shall periodically review with management and/or the auditors the Company’s compliance with applicable law and listing standards.  The Committee shall also establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

N.	Transactions with Related Parties. The Committee shall review the nature of transactions by the Company with related parties that are required to be disclosed in the Company’s annual proxy statement.

O.	Consultants. The Committee shall have full authority to retain outside legal, accounting or other consultants to advise the Committee.

P.

Performance Evaluation. The Board or, pursuant to delegation by the Board, the Committee shall evaluate the performance of the Committee on an annual basis according to criteria developed by the Corporate Governance and Nominating Committee for such evaluation.

Q.	Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

R.	Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.